Exhibit 10.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of December 4, 2013, by and between ARE-SD REGION NO. 25, LLC, a Delaware limited liability company (“Landlord”), and ORGANOVO, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of February 27, 2012 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 15,539 rentable square feet (“Original Premises”) in a building located at 6275 Nancy Ridge Drive, San Diego, California (“Building”). The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) expand the size of the Original Premises by adding approximately 15,268 rentable square feet of space in the Building commonly known as Suite 120, and (ii) extend the Base Term of the Lease.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, that certain portion of the Building known as Suite 120, containing approximately 15,268 rentable square feet, as shown on Exhibit A attached hereto (the “Expansion Premises”), consisting of (i) office space (“Expansion Office Premises”) and (ii) laboratory space (“Expansion Lab Premises”).

2.	Delivery. Landlord shall use reasonable efforts to deliver the Expansion Premises to Tenant on or before the Target Expansion Premises Commencement Date with Landlord’s Work in the Expansion Lab Premises Substantially Completed (“Deliver”). If Landlord fails to timely Deliver the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this First Amendment shall not be void or voidable. As used herein, the terms “Landlord’s Work” and “Substantially Completed” shall have the meanings set forth for such terms in the work letter attached to this First Amendment as Exhibit B (“Expansion Lab Premises Work Letter”).

The “Expansion Premises Commencement Date” shall be the earlier of: (i) the date Landlord Delivers the Expansion Premises to Tenant; or (ii) the date Landlord could have Delivered the Expansion Premises but for Tenant Delays (as defined in the Expansion Lab Premises Work Letter). The “Target Expansion Premises Commencement Date” is September 1, 2014. The “Expansion Premises Rent Commencement Date” shall be the date that is 2 months after the earlier of: (i) the date Landlord Delivers the Expansion Premises to Tenant with Landlord’s Work in the Expansion Lab Premises Substantially Completed; or (ii) the date Landlord could have Delivered the Expansion Premises to Tenant with Landlord’s Work in the Expansion Lab Premises Substantially Completed but for Tenant Delays (as defined in the Expansion

Lab Premises Work Letter). Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date, the Expansion Premises Rent Commencement Date and the expiration date of the Lease in a form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Notwithstanding anything to the contrary contained herein, Landlord shall provide Tenant access to and Tenant shall commence using the Expansion Office Premises for office purposes only as of the date that is 1 business day after the mutual execution and delivery of this First Amendment by the parties (“Access Date”). Tenant’s access to and use of the Expansion Office Premises before the Expansion Premises Commencement Date pursuant to the immediately preceding sentence shall be subject to all of the terms and conditions of this Lease including, without limitation, the obligation to pay Operating Expenses pursuant to Section 6 of this First Amendment, but excluding the obligation to pay Base Rent. Tenant acknowledges that Landlord shall require access to the Expansion Lab Portion of the Expansion Premises, which is not fully demised from the Expansion Office Premises, in order to complete Landlord’s Work. Landlord and its contractors and agents shall have the right to enter the Expansion Lab Premises to complete Landlord’s Work. Tenant acknowledges that Landlord’s completion of Landlord’s Work in the Expansion Lab Premises may adversely affect Tenant’s use and occupancy of the Expansion Office Premises. Tenant waives all claims against Landlord in connection with Landlord’s Work including, without limitation, claims for rent abatement.

For the period of 90 consecutive days after the Access Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Expansion Office Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

For the period of 90 consecutive days after the Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Expansion Lab Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

For the period of 90 consecutive days after the Access Date, Tenant shall not be responsible for Tenant’s Share of Operating Expenses of Building and Tenant’s Share of Operating Expenses of Project with respect to the Expansion Premises (i.e., 33.41% with respect to Tenant’s Share of Operating Expenses of Building and 14.07% with respect to Tenant Share of Operating Expenses of Project) for any repairs that are required to be made to the structure and/or roof of the Building, provided, however, that Tenant shall pay the cost of such repair if Tenant or any Tenant Party was responsible for the cause of such repair.

Except as set forth in this First Amendment: (i) Tenant shall accept the Expansion Office Premises in their condition as of the Access Date, subject to all applicable Legal Requirements; (ii) Tenant shall accept the Expansion Lab Premises in their condition as of the Expansion Premises Commencement Date, subject to all applicable Legal

Requirements; (iii) Landlord shall have no obligation for any defects in the Expansion Premises; (iv) Tenant’s taking possession of the Expansion Office Premises shall be conclusive evidence that Tenant accepts the Expansion Office Premises and that the Expansion Office Premises were in good condition at the time possession was taken; and (v) Tenant’s taking possession of the Expansion Lab Premises shall be conclusive evidence that Tenant accepts the Expansion Lab Premises and that the Expansion Lab Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Expansion Premises Commencement Date, the defined term “Premises” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Premises: That portion of the Building containing approximately 30,807 rentable square feet, consisting of (i) that portion of the Building commonly known as Suite 110, containing approximately 15,539 rentable square feet (the “Original Premises”), and (ii) that portion of the Building commonly known as Suite 120, containing approximately 15,268 rentable square feet (the “Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

As of the Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Expansion Premises as shown on Exhibit A attached to this First Amendment.

4.	Rentable Area of Premises. Commencing on the Expansion Premises Commencement Date, the defined term “Rentable Area of Premises” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Rentable Area of Premises: Approximately 30,807 square feet”

5.	Base Rent.

a.	Original Premises. Tenant shall continue to pay Base Rent for the Original Premises as provided for in the Lease through July 31, 2016. Commencing on August 1, 2016, Tenant shall commence paying Base Rent for the Original Premises at the same rate per rentable square foot of the Premises then payable under the Lease with respect to the Expansion Premises. Base Rent payable for the Original Premises shall be increased on August 1, 2017, and on each subsequent August 1st during the Base Term (each, an “Original Premises Adjustment Date”) by multiplying the Base Rent payable with respect to the Original Premises immediately before such Original Premises Adjustment Date by 3% (the “Rent Adjustment Percentage”) and adding the resulting amount to the Base Rent payable with respect to the Original Premises immediately before such Original Premises Adjustment Date.

b.	Expansion Premises. Commencing on the Expansion Premises Rent Commencement Date, Tenant shall pay Base Rent for the Expansion Premises at the rate of $2.55 per rentable square foot of the Expansion Premises per month. Base Rent payable for the Expansion Premises shall be increased on each annual anniversary of the Expansion Premises Rent Commencement Date during the Base Term (each, an “Expansion Premises Adjustment Date”) by multiplying the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date by the Rent Adjustment Percentage and adding the resulting about to the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date.

c.	TI Allowance Adjustments. Landlord shall, subject to the terms of the Expansion Premises Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the Expansion Premises Work Letter) for the construction of Tenant Improvements (as defined in the Expansion Premises Work Letter) in the Expansion Premises. In addition to Base Rent, commencing on the Expansion Premises Rent Commencement Date, Tenant shall pay, concurrently with Base Rent, the amount necessary to fully amortize the portion of the Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 9% per annum over the remainder of the Base Term (“TI Rent”). The Additional Tenant Improvement Allowance shall only be available for use by Tenant as part of the construction of the Tenant Improvements (as defined in the Expansion Premises Work Letter) in accordance with the terms of the Expansion Premises Work Letter, and Tenant shall have no right thereafter to use any undisbursed portion thereof.

6.	Tenant’s Share. Commencing on the Expansion Premises Commencement Date, the defined terms “Tenant’s Share of Building” and “Tenant’s Share of Project” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Tenant’s Share of Building: 67.41%”

“Tenant’s Share of Project: 28.39%”

Notwithstanding anything to the contrary contained in the Lease, in addition to Tenant’s payment of Operating Expenses with respect to the Original Premises, Tenant shall be required to pay Operating Expenses (including all Utilities) with respect to the Expansion Office Premises for the period commencing on the Access Date through the Expansion Premises Commencement Date (during which time the parties agree that Tenant’s Share of Building shall be 50.71% and Tenant’s Share of Project shall be 21.36%). Tenant shall commence paying Operating Expenses (including all Utilities) with respect to entire Expansion Premises commencing on the Expansion Premises Commencement Date. Notwithstanding anything to the contrary contained herein, at all times (i) following the Access Date with respect to the Expansion Office Premises, and (ii) following the Expansion Premises Commencement Date with respect to the Expansion Lab Premises, Tenant shall be responsible for obtaining and paying for its own janitorial services with respect to the Expansion Office Premises and Expansion Lab Premises, respectively.

7.	Security Deposit. Commencing on the date of this First Amendment, the defined term “Security Deposit” on Page 1 of the Lease is deleted in its entirely and replaced with the following:

“Security Deposit: $78,750.20”

Landlord currently holds a Security Deposit of $38,290.00 under the Lease. Concurrently with Tenant’s delivery of a signed original of this First Amendment to Landlord, Tenant shall deliver to Landlord an amended Letter of Credit which increases the amount of the existing Letter of Credit being held by Landlord to $78,750.20 or an additional Letter of Credit in the amount of $40,460.20.

8.	Base Term. Commencing on the Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: Commencing (i) with respect to the Original Premises on the Commencement Date, and (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, and ending with respect to the entire Premises on the date that is 84 months after the Expansion Premises Commencement Date.”

9.	Right of First Refusal. Commencing of the date of this First Amendment, Section 39 of the Lease is hereby deleted and replaced with the following:

“39.	Right to Expand.

(a) Each time during the Base Term of the Lease that Landlord intends to agree to a written proposal or Landlord delivers a counter proposal which is accepted (the “Pending Deal”) to lease the ROFR Space (as hereinafter defined) to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of such Pending Deal. For purposes of this Section 39(a), “ROFR Space” shall mean that certain portion of the Building commonly known as Suite 100, containing approximately 14,503 rentable square feet, which is not occupied by a tenant or which is occupied by a then existing tenant and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. Tenant shall be entitled to exercise its right under this Section 39(a) only with respect to the entire ROFR Space described in such Pending Deal Notice (“Identified Space”). Within 3 days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Identified Space. Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Identified Space pursuant to this Section 39(a) is hereinafter referred to as the “Right of First Refusal.” If Tenant elects to lease the Identified Space by delivering the Space Acceptance Notice within the required 3 day period, Tenant shall be deemed to agree to lease the Identified Space on the same general terms and conditions as this Lease except that the terms of this Lease shall be modified to reflect the terms of the Pending Deal Notice for the rental of the Identified Space. Notwithstanding anything to the contrary contained herein, in no event shall the Work Letter or the Expansion Premises Work Letter apply to the Identified Space. Tenant acknowledges that the term of the Lease with respect to the Identified Space may not be co-terminous with the Term of the Lease with respect to the then-existing Premises. If Tenant fails to deliver a Space Acceptance Notice to Landlord within the required 3 day period, Tenant shall be deemed to have waived its rights under this Section 39(a) to lease the Identified Space pursuant to such Pending Deal Notice, and Landlord shall have the right to lease the Identified Space to the party subject to the Pending Deal Notice (or an affiliate of such party) on any terms and conditions acceptable to Landlord; provided, however, that in the event the economic terms as stated in the Pending Deal Notice are altered so as to reduce the Net Effective Rental Rate (as defined below) by more than ten percent (10%), Landlord will again be obligated to offer the Identified Space to Tenant on such revised terms and Tenant will have 3 days to deliver the Space Acceptance Notice as set forth above. The term “Net Effective Rental Rate” shall mean the rental rate, as adjusted to reflect the value of any free rent, tenant improvement allowance or similar monetary concessions. If Landlord fails to enter into a lease for the Identified Space with the party subject to the Pending Deal Notice within 6 months after Landlord’s delivery of the Pending Deal Notice to Tenant, Tenant’s Right of First Refusal shall be restored.

(b) Amended Lease. If: (i) Tenant fails to timely deliver a Space Acceptance Notice, or (ii) after the expiration of a period of 10 days after Landlord’s delivery to Tenant of a lease amendment for Tenant’s lease of the Identified Space, no lease amendment for the Identified Space acceptable to both parties each in their sole and absolute discretion has been executed, Tenant shall be deemed to have waived its right to lease such Identified Space (subject to the terms of Section 39(a) above).

(c) Exceptions. Notwithstanding the above, the Right of First Refusal shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i) during any period of time that Tenant is in Default under any provision of this Lease;

(ii) during any period that Tenant occupies less than 100% of the Premises (which, after the Expansion Premises Commencement Date shall include the Expansion Premises); or

(iii) if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Right of First Refusal.

(d) Termination. The Right of First Refusal shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Refusal, if, after such exercise, but prior to the commencement date of the lease of such Identified Space, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Right of First Refusal to the date of the commencement of the lease of the Identified Space, whether or not such Defaults are cured.

(e) Rights Personal. The Right of First Refusal is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned to any Permitted Assignment of this Lease.

(f) No Extensions. The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Refusal.”

10.	Signage. In addition to the signage provided for in Section 38 of the Lease, Tenant shall have the non-exclusive right to display an additional Building-top sign above the Expansion Premises in a location reasonably acceptable to Landlord and Tenant (“Additional Building Sign”). Tenant acknowledges that the Additional Building Sign including, without limitation, the location, size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements. In no event shall Tenant be entitled to more that Tenant’s pro rata share of any signage. Tenant shall be responsible, at Tenant’s sole cost and expense, for the installation of the Additional Building Sign, for the maintenance of the Additional Building Sign and for the removal of the Additional Building Sign at the expiration or earlier termination of the Lease and for the repair of all damage resulting from such removal.

11.	Early Termination Right. Tenant shall have the right, subject to the provisions of this Section 11, to terminate the Lease (“Termination Right”) with respect to the entire Premises only as of last day of the 60th month after the Expansion Premises Commencement Date (“Early Termination Date”), so long as Tenant delivers to Landlord (i) on or before that date that is 9 months prior to the Early Termination Date, a written notice (“Termination Notice”), of its election to exercise its Termination Right, and (ii) concurrent with Tenant’s delivery to Landlord of the Termination Notice delivers, (a) a payment of $500,000, and (b) an amount equal to the then- current outstanding unamortized TI Rent (collectively, the “Early Termination Payment”). If Tenant timely and properly exercises the Termination Right, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Early Termination Date and Tenant shall have no further obligations under this Lease except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease. In the event that (x) Tenant does not deliver to Landlord the Termination Notice and the Early Termination Payment within the time period provided in this paragraph, or (y) Tenant exercises its Right of First Refusal under Section 39 of the Lease, Tenant shall be deemed to have waived its Termination Right and the provisions of this Section 11 shall have no further force or effect.

12.	Community Center Amenities.

a.

Generally. Subject to the provisions of this Section 12, Landlord’s affiliate, ARE-SD Region No. 17, LLC, a Delaware limited liability company (“Torreyana Landlord”) may construct amenities at the property owned by Torreyana Landlord located at 10996 Torreyana Road, San Diego, California (“Torreyana Project”), which include, without limitation, shared conference facilities (“Shared Conference Facilities”), a fitness center and restaurant (collectively, the “Amenities”) for non-exclusive use by (a) Tenant, (b) other tenants of the Project, (c) Landlord, (d) the tenants of Torreyana Landlord, (e) Torreyana Landlord, (e) other affiliates of Landlord, Torreyana Landlord and Alexandria Real Estate Equities, Inc. (“ARE”), (f) the tenants of such other affiliates of Landlord, Torreyana Landlord and ARE, and (g) any other parties permitted by Torreyana Landlord (collectively, “Users”). Landlord, Torreyana Landlord, ARE, and all affiliates of Landlord, Torreyana and ARE may be referred to collectively herein as the “ARE Parties.” Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that (i) Torreyana Landlord is in the preliminary phase of design and development of the Amenities and does not currently have and may not be able to obtain the governmental approvals necessary for the development and construction of the Amenities, and (ii) Torreyana Landlord’s construction of the Amenities is subject to, among other things, Torreyana Landlord’s ability to obtain, on terms and conditions acceptable to Torreyana Landlord in its sole and absolute discretion, all of the governmental approvals to permit the design and construction of the Amenities, and the availability of materials and labor and all other conditions outside of Torreyana Landlord’s reasonable control. Torreyana Landlord shall have the sole right to determine all matters related to the Amenities including, without limitation, relating to the design and construction thereof. Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the development of any of the Amenities and that Tenant is not entering into this First Amendment relying on the construction and completion of the Amenities or with an expectation that the Amenities will ever be constructed.

b.	License. Following the delivery of written notice from Landlord to Tenant that the Amenities are available for use by Tenant (“Amenity Availability Notice”), if at all, and so long as the Torreyana Project and the Project continue to be owned by affiliates of ARE, Tenant shall have the non-exclusive right to use the available Amenities in common with other Users pursuant to the terms of this Section 12; provided, however, that Landlord will issue to Tenant only 40 passes for the use of the fitness center at the Torreyana Project by employees of Tenant, plus, upon written notice to Landlord, Tenant shall be entitled to a maximum of 40 additional passes for the fitness center at a cost of $60 per pass per month, subject to annual adjustments, as reasonably determined by Landlord. If Landlord delivers an Amenity Availability Notice to Tenant, Tenant shall, upon the date (“Amenities Commencement Date”) set forth in the Amenity Availability Notice, commence paying Landlord a fixed fee during the Base Term equal to $0.04 per rentable square foot of the Expansion Premises per month (“Amenities Fee”), which Amenities Fee shall by payable on the first day of each month during the Term so long as Tenant has the right to use the Amenities, whether or not Tenant elects to use any or all of the Amenities. The Amenities Fee shall be increased annually on each anniversary of the Expansion Premises Rent Commencement Date by the Rent Adjustment Percentage. Tenant acknowledges and agrees that if Tenant expands the Premises pursuant to Section 39 of the Lease, after the Amenities Commencement Date, Tenant shall be required to pay a per rentable square foot Amenities Fee with respect to each Identified Premises (as defined in Section 39) equal the per square foot Amenities Fee then being paid by Tenant with respect to the Expansion Premises and, if Tenant exercises its Right of First Refusal of the Lease with respect to the entire ROFR Space, Tenant shall be entitled to an additional 40 passes for the use of the fitness center by an additional 40 employees of Tenant. If Tenant expands into Identified Space under Section 39 which consists of less than the entire ROFR space, Tenant shall be entitled to its proportionate share of passes for the use of the fitness center based on the rentable square footage of such Identified Space. With respect to any Extension Term exercised by Tenant, Landlord may impose a market fee in connection with the Amenities.

c.	Shared Conference Facilities. Use by Tenant of the Shared Conference Facilities and restaurant at the Torreyana Project shall be in common with other Users with scheduling procedures reasonably determined by Torreyana Landlord. Torreyana Landlord reserves the right to exercise its reasonable discretion in the event of conflicting scheduling requests among Users.

Any vendors engaged by Tenant in connection with Tenant’s use of the Shared Conference Facilities shall be professional licensed vendors. Torreyana Landlord shall have the right to approve any vendors utilized by Tenant in connection with Tenant’s use of the Shared Conference Facilities. Prior to any entry by any such vendor onto the Torreyana Project, Tenant shall deliver to Landlord a copy of the contract between Tenant and such vendor and certificates of insurance from such vendor evidencing industry standard commercial general liability, automotive liability, and workers’ compensation insurance. Tenant shall cause all such vendors utilized by Tenant to provide a certificate of insurance naming Landlord, ARE, and Torreyana Landlord as additional insureds under the vendor’s liability policies. Notwithstanding the foregoing, Tenant shall be required to use the food service operator used by Torreyana Landlord at the Torreyana Project for any food service or catered events held by Tenant in the Shared Conference Facilities.

Tenant shall, at Tenant’s sole cost and expense, (i) be responsible for the set-up of the Shared Conference Facilities in connection with Tenant’s use (including, without limitation ensuring that Tenant has a sufficient number of chairs and tables and the appropriate equipment), and (ii) surrender the Shared Conference Facilities after each time that Tenant uses the Shared Conference Facilities free of Tenant’s personal property, in substantially the same set up and same condition as received, subject to casualty, and free of any debris and trash. If Tenant fails to restore and surrender the Shared Conference Facilities as required by sub-section (ii) of the immediately preceding sentence, such failure shall constitute a “Shared Facilities Default.” Each time that Landlord reasonably determines that Tenant has committed a Shared Facilities Default, Tenant shall be required to pay Landlord a penalty within 5 days after notice from Landlord of such Shared Facilities Default. The penalty payable by Tenant in connection with the first Shared Facilities Default shall be $200. The penalty payable shall increase by $50 for each subsequent Shared Facilities Default (for the avoidance of doubt, the penalty shall be $250 for the second Shared Facilities Default, shall be $300 for the third Shared Facilities Default, etc.). In addition to the foregoing, Tenant shall be responsible for reimbursing Torreyana Landlord or Landlord, as applicable, for all costs expended by Torreyana Landlord or Landlord, as applicable, in repairing any damage to the Shared Conference Facilities, the Amenities, or the Torreyana Project caused by Tenant or any Tenant Related Party. The provisions of this Section 12(c) shall survive the expiration or earlier termination of this Lease.

d.

Rules and Regulations. Tenant shall be solely responsible for paying any and all food services operators and any other third party vendors providing services to Tenant at the Torreyana Project. Tenant shall use the Amenities (including, without limitation, the Shared Conference Facilities) in compliance with all applicable Legal Requirements and any rules and regulations imposed by Torreyana Landlord or Landlord from time to time and in a manner that will not interfere with the rights of other Users. The use of Amenities other than the Shared Conference Facilities by employees of Tenant shall be in accordance with the terms and conditions of the standard licenses, indemnification and waiver agreement required by Torreyana Landlord or the operator of the Amenities to be executed by all persons wishing to use such Amenities. Neither Torreyana Landlord nor Landlord (nor, if applicable, any other affiliate of Landlord) shall have any liability or obligation for the breach of any rules or regulations by other Users with respect to the Amenities. Tenant shall not make any alterations, additions, or improvements of any kind to the Shared Conference Facilities, the Amenities or the Torreyana Project.

Tenant acknowledges and agrees that Torreyana Landlord shall have the right at any time and from time to time to reconfigure, relocate, modify or remove any of the Amenities at the Torreyana Project and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Amenities.

e.	Waiver of Liability and Indemnification. Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on the Torreyana Project. Tenant waives any claims it or any Tenant Parties may have against any ARE Parties relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto the Torreyana Project, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto the Torreyana Project. Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to person relating to, arising out of or in connection with (i) the use of the Amenities by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto the Torreyana Project, except to the extent caused by the gross negligence or willful misconduct of any ARE Party. The provisions of this Section 12 shall survive the expiration or earlier termination of the Lease.

f.	Insurance. As of the Amenities Commencement Date, Tenant shall cause Torreyana Landlord to be named as an additional insured under the commercial general liability policy of insurance that Tenant is required to maintain pursuant to Section 17 of the Lease.

13.	Right to Extend. Section 40 of the Lease is hereby deleted and is null and void and of no further force or effect.

14.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Cushman & Wakefield, Inc. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

15.	Miscellaneous.

a.	This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.	This First Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.	This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d.	Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

ORGANOVO, INC.
a Delaware corporation

By:	/s/ Keith Murphy
Its:	Chief Executive Officer

LANDLORD:

ARE-SD REGION NO. 25, LLC
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP., a Maryland corporation, general partner

		By:	/s/ Gary Dean
		Its:	Vice President, Legal Affairs

EXHIBIT A

The Expansion Premises

LOBBY
CONF RM
CONF RM
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
COPY / PRINT
BREAK RM
SHELL LAB EAST
SHELL LAB WEST
STORAGE
SERVER
ELECTRICAL

A-1

EXHIBIT B

Expansion Lab Premises Work Letter

THIS EXPANSION LAB PREMISES WORK LETTER (this “Expansion Lab Premises Work Letter”) is incorporated into that certain Lease Agreement dated as of December 4, 2013 and between ARE-SD REGION NO. 25, LLC, a Delaware limited liability company (“Landlord”), and ORGANOVO, INC., a Delaware corporation (“Tenant”), as amended by that certain First Amendment to Lease of even date herewith (as amended, the “Lease”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Keith Murphy and Craig Halberstadt (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Expansion Lab Premises Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Expansion Lab Premises Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Brian Smith, Jen Gardner and Dan Ryan (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Expansion Lab Premises Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Expansion Lab Premises Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that: (i) the general contractor and any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) Gensler shall be the architect (the “TI Architect”) for the Tenant Improvements.

2. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Expansion Lab Premises of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below. Other than Landlord’s Work (as defined in Section 3(a) below, Landlord shall not have any obligation whatsoever with respect to the finishing of the Expansion Lab Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Tenant shall deliver to Landlord and the TI Architect schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements within 15 business days of the date hereof. Not more than 10 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

(c) Working Drawings. Not later than 10 business days following the approval of the TI Design Drawings, Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the TI Design Drawings without submitting a Change Request. Landlord and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request. Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below).

(d) Approval and Completion. It is hereby acknowledged by Landlord and Tenant that the TI Construction Drawings must be completed and approved not later than January 31, 2014, in order for the Landlord’s Work to be Substantially Complete by the Target Expansion Premises Commencement Date (as defined in the First Amendment). Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of Landlord’s Work.

(a) Definition of Landlord’s Work. As used herein, “Landlord’s Work” shall mean the work of constructing the Tenant Improvements.

(b) Commencement and Permitting. Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Tenant. The cost of obtaining the TI Permit shall be payable from the TI Fund. Tenant shall assist Landlord in obtaining the TI Permit. If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(c) Completion of Landlord’s Work. Landlord shall substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Expansion Lab Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of Landlord’s Work, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Expansion Lab Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.

(d) Selection of Materials. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s sole and absolute subjective discretion. As to all building materials and equipment that Landlord is obligated to supply under this Expansion Lab Premises Work Letter, Landlord shall select the manufacturer thereof in its sole and absolute subjective discretion.

(e) Delivery of the Expansion Lab Premises. When Landlord’s Work is Substantially Complete, subject to the remaining terms and provisions of this Section 3(e), Tenant shall accept the Expansion Lab Premises. Tenant’s taking possession and acceptance of the Expansion Lab Premises shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that Landlord’s Work was not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a “Construction Defect”). Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period, in which case Landlord shall have no further obligation with respect to such Construction Defect other than to cooperate, at no cost to Landlord, with Tenant should Tenant elect to pursue a claim against such contractor, provided that Tenant shall defend with counsel reasonably acceptable to Landlord, indemnify and hold Landlord harmless from and against any claims arising out of or in connection with any such claim.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Expansion Lab Premises. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely out of the TI Fund. Landlord shall promptly undertake and complete, or cause to be completed, all punch list items.

(f) Expansion Premises Commencement Date Delay. Except as otherwise provided in the Lease, Delivery of the Expansion Lab Premises shall occur when Landlord’s Work has been Substantially Completed, except to the extent that completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes (“Tenant Delay”):

(i) Tenant’s Representative was not available to give or receive any Communication or to take any other action required to be taken by Tenant hereunder;

(ii) Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii) Construction of any Change Requests;

(iv) Tenant’s request for materials, finishes or installations requiring unusually long lead times;

(v) Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi) Tenant’s delay in providing information critical to the normal progression of the Project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of any request for such information from Landlord;

(vii) Tenant’s delay in making payments to Landlord for Excess TI Costs (as defined in Section 5(d) below); or

(viii) Any other act or omission by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons.

If Delivery is delayed for any of the foregoing reasons, then Landlord shall cause the TI Architect to certify the date on which the Tenant Improvements would have been Substantially Completed but for such Tenant Delay and such certified date shall be the date of Delivery.

4. Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Request For Changes. If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall, before proceeding with any Change, use commercially reasonable efforts to respond to Tenant as soon as is reasonably possible with an estimate of: (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid from the TI Fund to the extent actually incurred, whether or not such change is implemented). Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete. Any such delay in the completion of Landlord’s Work caused by a Change, including any suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.

(b) Implementation of Changes. If Tenant: (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s Work, if any, and (ii) deposits with Landlord any Excess TI Costs required in connection with such Change, Landlord shall cause the approved Change to be instituted. Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

5. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Landlord shall obtain a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements (the “Budget”). The Budget shall be based upon the TI Construction Drawings approved by Tenant and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 3% of the TI Costs for monitoring and inspecting the construction of the Tenant Improvements and Changes, which sum shall be payable from the TI Fund (as defined in Section 5(d). Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with monitoring the construction of the Tenant Improvements and Changes, and shall be payable out of the TI Fund. If the Budget is greater than the TI Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Tenant Improvements or Changes, for disbursement by Landlord as described in Section 5(d).

(b) TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

(i) a “Tenant Improvement Allowance” in the maximum amount of $46.00 per rentable square foot in the Expansion Premises, or $702,328 in the aggregate, which is included in the Base Rent set forth in the Lease; and

(ii) an “Additional Tenant Improvement Allowance” in the maximum amount of $25.00 per rentable square foot in the Expansion Premises, or $381,700 in the aggregate, which shall, to the extent used, result in the payment of TI Rent as provided in Section 5.c. of the First Amendment.

Before commencing Tenant’s Work (as defined in Section 6 below), Tenant shall notify Landlord how much Additional Tenant Improvement Allowance Tenant has elected to receive from Landlord. Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute subjective discretion. The TI Allowance shall be disbursed in accordance with this Expansion Lab Premises Work Letter.

Tenant shall have no right to the use or benefit (including any reduction to or payment of Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4.

(c) Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, Landlord’s out-of-pocket expenses, costs resulting from Tenant Delays and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to complete the Tenant Improvements, 100% of the then current TI Cost in excess of the remaining TI Allowance (“Excess TI Costs”). If Tenant fails to deposit any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. The TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.” Funds deposited by Tenant shall be the first disbursed to pay TI Costs. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance. If upon completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

6. Tenant Access.

(a) Tenant’s Access Rights. Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Expansion Lab Premises (i) 7 days prior to the Expansion Premises Commencement Date to perform any work (“Tenant’s Work”) required by Tenant other than Landlord’s Work, provided that such Tenant’s Work is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose, and (ii) prior to the completion of Landlord’s Work, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord. Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.

(b) No Interference. Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Expansion Premises until Substantial Completion of Landlord’s Work.

(c) No Acceptance of Expansion Lab Premises. The fact that Tenant may, with Landlord’s consent, enter into the Expansion Lab Premises prior to the date Landlord’s Work is Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Expansion Lab Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.

7. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Expansion Lab Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Expansion Lab Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

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